Exhibit 99.1

NEWS RELEASE

Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CFO and Senior Managing Director
dhyzak@mainstcapital.com
713-350-6000

Dennard • Lascar Associates, LLC
Ken Dennard | ken@dennardlascar.com
Ben Burnham | ben@dennardlascar.com
773-599-3745

Main Street Announces Increase in Commitments

Under its Credit Facility to $352.5 Million

HOUSTON, May 8, 2013 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today that it has amended its five-year credit facility (the “Credit Facility”) to expand the total commitments from $287.5 million to $352.5 million.  The $65.0 million increase in total commitments was the result of commitment increases by four lenders currently participating in the Credit Facility. The amended Credit Facility also contains an upsized accordion feature that allows for an increase in total commitments under the facility up to $425.0 million of total commitments from new and existing lenders on the same terms and conditions as the existing commitments.  The amended Credit Facility provides Main Street with access to additional financing capacity in support of its future investment and operational activities.  Main Street currently has $110.0 million of outstanding debt under the Credit Facility.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors.  Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio.  Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MAIN.”  In addition, Main Street has outstanding 6.125% Senior Notes due 2023, which trade on the NYSE under the symbol “MSCA.”

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